Joint Filer Information

Name:	Elan Corporation Limited
Address:	Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland
Designated Filer:	Perrigo Company plc
Issuer & Ticker Symbol:	Prothena (PRTA)
Date of Earliest Transaction Required to be Reported:	2/04/14
Signature:	/s/ William F. Daniel
Name: William F. Daniel
Title: Director

Name:	Elan Science One Limited
Address:	Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland
Designated Filer:	Perrigo Company plc
Issuer & Ticker Symbol:	Prothena (PRTA)
Date of Earliest Transaction Required to be Reported:	2/04/14
Signature:	/s/ William F. Daniel
Name: William F. Daniel
Title: Director